Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations
(972) 699-4055
Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS 1Q 2009 RESULTS
Results affected by project slowdown and negative currency fluctuations;
reports net income of $880,000 and EPS of $0.02
DALLAS, TEXAS (May 11, 2009) — Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2009. Revenues for the quarter were $63.0 million, compared with $73.4 million for the same period in 2008. The company reported net income of $880,000 for the quarter, compared with $3.7 million in 2008. Earnings per share (diluted) were $0.02, compared with $0.10 for the prior year’s quarter.
“Furmanite’s first quarter results show the effect of a severe slowdown in project work in the U.S. and the continuing effect of negative currency fluctuations that we expect will affect our results at least through the third quarter this year,” said Michael L. Rose, chairman and chief executive officer of Furmanite Corporation. “As we discussed at year-end, we anticipated that the recession would have an effect on our business and made substantial reductions in our general and administrative costs, without sacrificing our plans to increase expertise and capacity. What we could not predict was the severity of the drop in discretionary capital projects in America, where this work represented a significant part of our revenues. We are accelerating the pace in strengthening our sustained base of U.S. business, in order to reduce the effect of project variability.”
Mr. Rose added: “Around the world, we have aggressive efforts underway to drive growth in the industry sectors where there are ongoing and substantial opportunities for our company. We have the financial resources and the discipline it takes to weather this current economic environment and to use the opportunities it presents to grow our capabilities and our business.”
2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

Joseph Milliron, president and chief operating officer of Furmanite Corporation, said: “In line with our strategy to provide the full array of services in all our locations, we saw a continuing positive impact on results for a number of our operations, notably in the United Kingdom, Germany, Norway and the Malaysia/Singapore region. Our operations in Australia and the Netherlands were negatively affected in the first quarter because of contractions in the industries that use the services we have emphasized in those markets. We have implemented plans to broaden the industries we serve and further deploy the additional services we offer. We expect to see improvement in both of these operations by mid-year.”
The company’s revenues, operating income and net income were unfavorably impacted by foreign currency fluctuations by approximately $(8.0) million, $(682,000) and $(162,000), respectively, for the first quarter in 2009.
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 80 offices on six continents. For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008

Revenues	$63,032	$73,387

Costs and expenses:
Operating costs	42,578	47,308
Depreciation and amortization	1,343	1,256
Selling, general and administrative	17,471	19,598

Total costs and expenses	61,392	68,162

Operating income	1,640	5,225

Interest and other income (expense), net	(94)	178

Interest expense	(293)	(631)

Income before income taxes	1,253	4,772

Income tax expense	(373)	(1,062)

Net income	$880	$3,710

Earnings per common share — Basic	$0.02	$0.10

Earnings per common share — Diluted	$0.02	$0.10

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	March 31,	December 31,

	2009	2008

Cash	$34,670	$30,793
Trade receivables, net	55,592	64,879
Inventories	25,679	24,868
Other current assets	7,294	7,187

Total current assets	123,235	127,727
Property and equipment, net	29,126	29,278
Other assets	16,865	16,273

Total assets	$169,226	$173,278

Total current liabilities	$74,714	$43,901
Total long-term debt	222	35,363
Other liabilities	2,929	2,697
Total stockholders’ equity	91,361	91,317

Total liabilities and stockholders’ equity	$169,226	$173,278

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months
	Ended March 31,
	2009	2008

Net income	$880	$3,710
Depreciation, amortization and other non-cash items	1,593	1,295
Working capital changes	3,282	1,660

Net cash provided by operating activities	5,755	6,665

Capital expenditures	(1,410)	(2,254)
Payments on debt	(119)	(2,299)
Other, net	12	55
Effect of exchange rate changes on cash	(361)	543

Increase in cash and cash equivalents	3,877	2,710
Cash and cash equivalents at beginning of period	30,793	31,570

Cash and cash equivalents at end of period	$34,670	$34,280

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